UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2016

CHENIERE ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-33366	20-5913059
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

700 Milam Street Suite 1900 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 375-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 25, 2016 (the “Closing Date”), Cheniere Energy Partners, L.P. (the “Partnership”) entered into a Credit and Guaranty Agreement (the “CQP Credit Facilities”) among the Partnership, as Borrower, certain subsidiaries of the Partnership, as Subsidiary Guarantors, the lenders from time to time party thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Issuing Bank, Administrative Agent and Coordinating Lead Arranger, and certain arrangers and other participants for the incurrence of debt up to an aggregate amount of $2.8 billion. The CQP Credit Facilities consist of:

(i)	an approximately $450 million Cheniere Creole Trail Pipeline, L.P. (“CCTP”) tranche term loan;

(ii)	an approximately $2.1 billion Sabine Pass LNG, L.P. (“SPLNG”) tranche term loan;

(iii)	an approximately $125 million debt service reserve credit facility (the “DSR Facility”); and

(iv)	an approximately $115 million revolving credit facility (the “Revolving Facility”).

The CQP Credit Facilities were used by the Partnership to prepay the $400 million senior secured term loan at CCTP and will be used (i) to redeem or repay the approximately $1.7 billion senior secured notes due 2016 and the $420 million senior secured notes due 2020 that were issued by SPLNG, (ii) to pay associated transaction costs and make-whole amounts, if any, and (iii) for general business purposes of the Partnership and its subsidiaries.

On February 29, 2016, the Partnership borrowed the approximately $450 million CCTP tranche term loan and prepaid the $400 million senior secured term loan at CCTP.

The CQP Credit Facilities are unconditionally guaranteed by each subsidiary of the Partnership other than (i) Sabine Pass Liquefaction, LLC (“SPL”); (ii) SPLNG until funding of its tranche term loan; and (iii) certain subsidiaries of the Partnership owning other development projects, as well as certain other specified subsidiaries and members of the foregoing entities (the “Subsidiary Guarantors”).

Conditions Precedent to Advances

Advances under the CQP Credit Facilities are subject to customary conditions precedent, including the absence of defaults and bring-down of certain representations and warranties.

Interest and Fees

Loans under the CQP Credit Facilities bear interest at a variable rate per annum equal to LIBOR plus 2.25% or the base rate plus 1.25%, in each case with a 0.50% step-up beginning on February 25, 2019. Interest on LIBOR loans is due and payable at the end of each LIBOR period (and at the end of every three month period within the LIBOR period, if any), and interest on base rate loans is due and payable at the end of each calendar quarter.

The DSR Facility is available for the issuance of letters of credit that will be utilized to satisfy a 6-month debt service reserve requirement. The Revolving Facility is also available for the issuance of letters of credit. A letter of credit fee equal to an annual rate of 2.25% with a 0.50% step-up beginning on February 25, 2019 is payable on the undrawn portion of all letters of credit. If draws are made upon a letter of credit issued under the DSR Facility or Revolving Facility, and the Partnership does not elect for such draw (an “LC Draw”) to be deemed a loan under the DSR Facility or Revolving Facility, as applicable, the LC Draw accrues interest at the same annual rate of interest as base rate loans for the business day following the draw and thereafter at the same rate as base rate loans plus 2% per annum.

The CQP Credit Facilities require the Partnership to pay certain upfront fees to the lenders under the CQP Credit Facilities in the aggregate amount of approximately $37 million on February 29, 2016 (the date on which the

$450 million CCTP tranche was funded) and approximately $22 million on the date on which the SPLNG tranche is funded. The CQP Credit Facilities provide for a commitment fee calculated at a rate per annum equal to 40% of the margin for LIBOR loans multiplied by the average daily amount of the undrawn commitment, payable quarterly in arrears. Annual administrative/agency fees must also be paid under the CQP Credit Facilities.

Mandatory Prepayments and Repayments

The CQP Credit Facilities will mature on February 25, 2020. The principal of any loans under the CQP Credit Facilities must be repaid in quarterly installments commencing on February 25, 2019 based on an 18-year assumed amortization schedule. The CQP Credit Facilities provide for mandatory prepayments under customary circumstances, including mandatory prepayments with the proceeds of certain insurance payments and condemnation awards, on receipt of certain proceeds from asset sales, or upon receipt of proceeds by the Partnership or any Subsidiary Guarantor in connection with a termination, settlement or certain other payments in connection with terminal use agreements with certain customers.

Loans under the CQP Credit Facilities may be refinanced, in whole or in part, at any time without premium or penalty, except for interest hedging and interest rate breakage costs.

Covenants

The CQP Credit Facilities contain customary affirmative and negative covenants, subject to exceptions, materiality qualifiers, reasonableness standards, thresholds and grace periods, including customary covenants that restrict the Partnership’s and the Subsidiary Guarantors’ ability to incur additional indebtedness or liens, engage in asset sales, enter into hedging arrangements (other than permitted hedging agreements) and engage in transactions with affiliates.

In addition, the CQP Credit Facilities also limit the Partnership’s ability to make restricted payments to once per fiscal quarter in an aggregate amount not to exceed the Partnership’s Available Cash (as defined in the Partnership’s limited partnership agreement) as of the end of the immediately preceding fiscal quarter. The Partnership may make this restricted payment as long as: (i) no Default or Event of Default under the CQP Credit Facilities has occurred and is continuing; (ii) the 6-month debt service reserve is fully funded (including pursuant to a letter of credit issued under the DSR Facility); and (iii) the Partnership satisfies a 12-month forward looking and backward looking 1.25x debt service coverage ratio test. Notwithstanding the Partnership’s inability to satisfy clause (iii) in the foregoing, the Partnership may make restricted payments in an amount up to the following amounts in the aggregate until the maturity date: (i) the Partnership’s cash balance on the Closing Date, plus (ii) the cash balance of CCTP (including any reserves not earmarked for another purpose) on February 29, 2016, plus (iii) on the funding date for the SPLNG tranche, the cash balance of SPLNG (including any reserves not earmarked for another purpose) as of such date, plus (iv) any cash available to be distributed by Cheniere Energy Investments, LLC to the Partnership as a result of contractual reductions in payments due by Cheniere Energy Investments, LLC to SPLNG under its terminal use rights assignment and agreement.

The CQP Credit Facilities also include covenants that:

•	require the Partnership to maintain interest rate protection agreements with respect to at least 50%, calculated on a weighted average basis, of the projected aggregate outstanding balance under the CQP Credit Facilities (other than the DSR Facility and Revolving Facility portion) within 45 days of the Closing Date;

•	require the Partnership to maintain a minimum debt service coverage ratio of at least 1.15x at the end of each fiscal quarter beginning March 31, 2019; and

•	require the Partnership to deliver a base case forecast showing a projected debt service coverage ratio of 1.55x in order for the Partnership to incur additional indebtedness to refinance a portion of the existing obligations.

Events of Default

The CQP Credit Facilities include customary events of default which are subject to customary grace periods and materiality standards, including, among others:

•	failure to make payments when due under the CQP Credit Facilities;

•	prior to the SPLNG tranche term loan funding date, cross payment default and cross acceleration (plus an additional 60-day cure period) to any indebtedness of SPLNG in an amount greater than $75 million;

•	cross default of any indebtedness of the Partnership or any Subsidiary Guarantor in an amount greater than $75 million;

•	cross acceleration of any indebtedness of SPL in an amount greater than $250 million;

•	failure of the Partnership to hold directly or indirectly 100% of the voting and economic interests in each of CCTP and SPLNG;

•	breach of certain representations or warranties given in connection with the CQP Credit Facilities and breach of certain covenants;

•	bankruptcy or dissolution;

•	judgments and attachments greater than $75 million;

•	change of control (including a requirement that Cheniere Energy, Inc. own/control more than 50% of the equity interests of the general partner of the Partnership);

•	invalidity of security interests; or

•	event of total loss or abandonment.

Collateral

The CQP Credit Facilities are secured by a first priority lien (subject to permitted encumbrances) in substantially all the existing and future tangible and intangible assets and rights of the Partnership and the Subsidiary Guarantors and equity interests in the Subsidiary Guarantors (except, in each case, for certain excluded properties set forth in the CQP Credit Facilities). The Partnership and the Subsidiary Guarantors are also required to establish and maintain certain deposit accounts, which are subject to the control of a collateral agent pursuant to the Depositary Agreement (the “Depositary Agreement”) entered into on the Closing Date among the Partnership, the Subsidiary Guarantors and MUFG Union Bank, N.A., as Collateral Agent and Depositary Bank. Among other provisions, the Depositary Agreement contains a customary project waterfall, pursuant to which the Partnership and the Subsidiary Guarantors (i) first, pay operation and maintenance expenses, (ii) second, pay fees, interest and principal of the senior secured parties, (iii) third, fill any shortfall in respect of the debt service reserve requirement, (iv) fourth, pay other permitted debt and make permitted investments and discretionary capital expenditures and (v) last, make restricted payments, as specified above.

The foregoing descriptions of the CQP Credit Facilities and the Depositary Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the agreements, which are filed as Exhibits 10.1 and 10.2, respectively, to this report and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 regarding the entry into the CQP Credit Facilities above is hereby incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

d) Exhibits

Exhibit Number	Description

10.1*	Credit and Guaranty Agreement, dated as of February 25, 2016, among the Partnership, as Borrower, certain subsidiaries of the Partnership, as Subsidiary Guarantors, the lenders from time to time party thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Issuing Bank, Administrative Agent and Coordinating Lead Arranger, and certain arrangers and other participants.

10.2*	Depositary Agreement, dated as of February 25, 2016, among the Partnership, certain subsidiaries of the Partnership, as Subsidiary Guarantors, MUFG Union Bank, N.A., as Collateral Agent and MUFG Union Bank, N.A., as Depositary Bank.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY PARTNERS, L.P.

	By:	Cheniere Energy Partners GP, LLC,
its general partner

Date: March 2, 2016	By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1*	Credit and Guaranty Agreement, dated as of February 25, 2016, among the Partnership, as Borrower, certain subsidiaries of the Partnership, as Subsidiary Guarantors, the lenders from time to time party thereto, The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Issuing Bank, Administrative Agent and Coordinating Lead Arranger, and certain arrangers and other participants.

10.2*	Depositary Agreement, dated as of February 25, 2016, among the Partnership, certain subsidiaries of the Partnership, as Subsidiary Guarantors, MUFG Union Bank, N.A., as Collateral Agent and MUFG Union Bank, N.A., as Depositary Bank.

*	Filed herewith.